Exhibit 99.1

Dendreon Corporation Reports Third Quarter 2004 Financial Results

SEATTLE, Wash., November 9, 2004 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended September 30, 2004. Revenues for the third quarter of 2004 were $69,000 compared to $1.8 million for the quarter ended September 30, 2003. The decrease in revenue for the quarter ended September 30, 2004 was attributable to the termination of Dendreon’s collaboration with Kirin Brewery Co., Ltd. in November 2003. Revenues for the nine months ended September 30, 2004 were $5.0 million compared to $5.4 million for the nine months ended September 30, 2003. Revenues in the nine months ended September 30, 2004 were primarily from Dendreon’s license agreement with Nuvelo, Inc. for Dendreon’s novel anticoagulant, recombinant nematode protein c2 (rNAPc2) and all other rNAPc proteins.

The net loss for the quarter ended September 30, 2004 was $22.1 million, or $0.38 per share, compared to a net loss of $13.7 million, or $0.35 per share, for the quarter ended September 30, 2003. The net loss for the nine months ended September 30, 2004 was $50.7 million, or $0.90 per share, compared to a net loss of $29.7 million, or $0.95 per share, for the nine months ended September 30, 2003.

Dendreon’s total operating expenses for the nine months ended September 30, 2004 were $59.7 million compared to $35.5 million for the same period in 2003. Included in operating expenses in the first nine months of 2004 was a charge of approximately $3.0 million related to the closure of Dendreon’s San Diego facility. Net cash used in operations in the nine months ended September 30, 2004 was $47.1 million compared to $29.4 million in the same period in 2003.

Cash, cash equivalents, short-term, and long-term investments as of September 30, 2004 totaled $211.8 million.

Third Quarter 2004 and Other Recent Highlights:

•	Announced the results from the pre-specified 36-month final survival analysis of Dendreon’s completed first Phase 3 study (D9901) of APC8015 (Provenge®), which showed a statistically significant survival benefit in patients with advanced prostate cancer. The study’s principal investigators plan to submit the complete survival data from this trial for presentation at an upcoming scientific meeting and for publication in a peer reviewed medical journal.

•	Announced that the Company, together with contract manufacturer Diosynth RTP, succeeded in reproducing the antigen used in the preparation of Provenge at commercial manufacturing scale. The Company also expanded the parties’ antigen development agreement to complete the scope of work required for the chemistry, manufacturing and controls section of a Biologics License Application for Provenge.

•	James V. Caggiano, formerly at Abbott Laboratories and TAP Pharmaceutical Products, was appointed to the position of vice president, sales and marketing. Caggiano will guide the sales and marketing activities in support of the commercialization of Provenge and other potential products in the pipeline.

Conference Call

LIVE Access on November 9, 2004, 1:30 p.m. PT; 4:30 p.m. ET:

—	Phone 800-565-5442 (domestic) or +1-913-981-5591 (international)

—	Webcast connection through the Dendreon website at www.dendreon.com in the Investors/Webcast section.

REPLAY Access:

—	Phone replay, available from Dendreon’s website for 7 days by calling 800-565-5442 (domestic) or +1-913-981-5591 (international); Passcode: 853685

—	Webcast replay, available from the Dendreon website at www.dendreon.com in the Investors/Webcast section.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that Dendreon may lack the financial resources and access to capital to fund development and commercialization of Provenge and its other product candidates, the risk that Dendreon may not develop an adequate commercial infrastructure, the risk that components of Provenge will not be successfully manufactured or manufactured in necessary quantities and with required qualities, the risk that the safety and/or efficacy results of a clinical trials for Provenge will not support an application for marketing approval for that product candidate, the risk that the FDA will not be satisfied with an application for marketing approval for Provenge or any of Dendreon’s other product candidates, the risk that Provenge or any of Dendreon’s other product candidates, if approved for marketing, will not be successfully commercialized, the risk of reliance on key employees, the risk associated with dependence on intellectual property, and risks related to Dendreon’s limited operating history. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

# # #

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue	$69	$1,777	$4,960	$5,376

Operating expenses:
Research and development	20,240	10,351	46,345	26,505
Acquired in-process research and development	—	1,780	—	1,780
General and administrative	2,410	3,481	12,012	6,786
Marketing	527	125	1,335	426

Total operating expenses	23,177	15,737	59,692	35,497

Loss from operations	(23,108)	(13,960)	(54,732)	(30,121)
Interest income	1,108	400	2,983	779
Interest expense	(50)	(168)	(220)	(353)
Other expense	—	—	(290)	—

Loss before income taxes	(22,050)	(13,728)	(52,259)	(29,695)
Foreign tax benefit	—	—	1,562	—

Net loss	$(22,050)	$(13,728)	$(50,697)	$(29,695)

Basic and diluted net loss per share	$(0.38)	$(0.35)	$(0.90)	$(0.95)

Shares used in computation of basic and diluted net loss per share	58,245	39,764	56,513	31,420

	September 30, 2004	December 31, 2003
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$35,104	$44,349
Short-term investments	154,431	55,692
Long-term investments	22,228	13,150
Total assets	236,619	137,845
Total stockholders’ equity	215,438	118,987